Zumiez Inc. Reports March 2017 Sales Results

Net Sales Increased 4.3% to $71.7 Million; March 2017 Comparable Sales Increased 1.1%

LYNNWOOD, WA -- (Marketwired - April 05, 2017) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today announced that total net sales for the five-week period ended April 1, 2017 increased 4.3% to $71.7 million, compared to $68.8 million for the five-week period ended April 2, 2016. The Company's comparable sales increased 1.1% for the five-week period compared to a comparable sales decrease of 7.8% in the year ago period.

To hear the Zumiez prerecorded March sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of April 1, 2017 we operated 684 stores, including 602 in the United States, 48 in Canada, and 29 in Europe and 5 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at www.zumiez.com, www.blue-tomato.com and www.fasttimes.com.au.

Company Contact:
Darin White
Director of Finance & Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200